EXHIBIT 10(i)

SINGLE PAYMENT NOTE

G Single Disbursement Note

G Multiple Disbursement Master Note

☒ Multiple Disbursement Revolving Note

Date: February 18, 2001

On June 15, 2002 (the "Maturity Date"), OXFORD INDUSTRIES, INC. (the "obligor") promises to pay to the order of SunTrust Bank (the "Bank") the principal sum of U.S. dollars Forty Million ($40,000,000). The obligor will also pay interest upon the unpaid principal balance from date until maturity at the Note Rate specified below. Interest payments will be due either daily (in case the Note Rate is based on overnight cost of funds) or on the last day of each interest period (in case the Note Rate is based on one-month LIBOR) and on the Maturity Date. Should the obligor fail for any reason to pay this note in full on the Maturity Date or on the date of acceleration of payment, the obligor further promises to pay (a) interest on the unpaid amount from such date until the date of final payment at a Default Rate equal to the Note Rate plus 4%, and (b) a late fee equal to five percent (5%) of any amount that remains wholly or partially unpaid for more than fifteen (15) days after such amount was due and payable, not to exceed the sum of fifty dollars ($50.00). Should legal action or an attorney at law be utilized to collect any amount due hereunder, the obligor further promises to pay all costs of collection, including 15% of such unpaid amount as attorneys' fees. All amounts due hereunder may be paid at any office of Bank.

The Note Rate hereon shall be, at the obligor's option, (A) the Prime Rate or (B) (i) from the date hereof to June 15, 2001, the Bank's overnight cost of funds, plus 0.45% p. a. and (ii) thereafter, LIBOR, plus 1.50% p.a. For the purposes hereof, "LIBOR" shall mean the rate per annum for U. S. dollar deposits for a one month interest period appearing on that page of the Telerate Screen which displays British Banker's Association Interest Settlement Rates for U. S. dollar deposits (or if such page or service shall cease to be available, such other page on that service or such other service designated by the British Banker's Association for the display of such Association's Interest Settlement Rates for U. S. dollar deposits) as of 11:00 a.m. (London, England time) on the day that is two business days prior to the first day of the interest period; provided, that if such rate or service is not available to the Bank for any reason, LIBOR shall mean the rate of interest determined by the Bank to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in U. S. dollars are offered to the Bank two (2) business days preceding the first day of such interest period by leading banks in the London interbank market as of 10:00 a. m. (Atlanta, Georgia time) for a one-month interest period and in an amount comparable to the amount of the Bank's loan. Any loan made under this Note that is priced on LIBOR shall be a "LIBOR Loan". If at any time the Bank decides in its sole discretion that it can no longer make, fund or maintain LIBOR Loans for any reason, including without limitation illegality, or LIBOR cannot be ascertained or does not accurately reflect the Bank's cost of funds, or the Bank would be subject to increased costs that cannot be recovered from the obligor, then the Bank will notify the obligor and thereafter will have no obligation to make, fund or maintain LIBOR Loans. In connection therewith, the Bank may require that all existing LIBOR Loans be converted to the Prime Rate.

If the obligor repays or prepays any principal of a LIBOR Loan other than on the last day of the interest period applicable thereto (including as a result of an Event of Default), the obligor shall compensate the Bank, within five (5) days after written demand from the Bank, for any funding loss that the Bank may incur as a result of payment, prepayment or other circumstance. A certificate as to any additional amount payable hereunder submitted to the Obligor by the Bank shall be conclusive, absent manifest error.

The amount of interest accruing and payable hereunder shall be calculated by multiplying the principal balance outstanding each day by 1/360th of the Note Rate on such day and adding together the daily interest amounts. The principal balance of this note shall conclusively be deemed to be the unpaid principal balance appearing on the Bank's records unless such records are manifestly in error.

The obligor hereby covenants and agrees that:

(a) The obligor will maintain at all times a ratio of EBIT calculated on a rolling four-quarter basis to interest expense calculated on a rolling four-quarter basis of not less than 3.0 to 1.0.
    The obligor will maintain at all times Tangible Net Worth equal to not less than $150,000,000.

(c) The obligor will maintain at all times a ratio of Funded Debt to EBITDA calculated on a rolling four quarter basis of not more than as follows:

Fiscal Quarter Ending Ratio

III Q 2001 3.00:1.00

IV Q 2001 2.50:1.00

I Q 2002 3.00:1.00

II Q 2002 2.50:1.00

III Q 2002 3:00 to 1:00

IV Q 2002 2.50 to 1:00

[The obligor's fiscal year ends on the Friday nearest May 31 of each year and the specific date of the end of each fiscal quarter will be determined accordingly].

In the interpretation and determination of the above financial covenants, all accounting terms not specifically defined below shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the obligor's audited financial statements ("GAAP"). In addition, the following terms shall have the following definitions:

(i) "EBIT" shall mean, for any fiscal period of the obligor, net income for such period plus to the extent deducted in determining net income for such period, the sum of (i) interest expense and (ii) income tax expense, determined on a consolidated basis in accordance with GAAP for such period.

(ii) "EBITDA" shall mean, for any fiscal period of the obligor, net income for such period plus to the extent deducted in determining net income for such period, the sum of (i) interest expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense and (v) all other non-cash charges, determined on a consolidated basis in accordance with GAAP for such period.

(iii) "Debt" of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business, (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all synthetic lease liabilities of such Person, , (viii) all Debt of a third party secured by any lien or security interest on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all Debt of others referred to in clauses (i) through (viii) above guaranteed by such Person and (x) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person.

(iv) "Funded Debt" shall mean all Debt of the obligor and its subsidiaries that would be reflected on a consolidated balance sheet of the obligor prepared in accordance with GAAP as of such date.

(v) "Tangible Net Worth" shall mean for any period stockholders' equity, minus the net book amount of all assets of the obligor and its subsidiaries that would be classified as intangible assets on a consolidated balance sheet of the obligor as of such date prepared in accordance with GAAP.

The obligor hereby agrees that the 100% of the net proceeds received by the obligor from any asset securitization of the accounts receivables of the obligor and/or any of its subsidiaries shall be used promptly to repay outstanding advances under the Note in an equal amount of such net proceeds and the amount of this Note shall automatically be reduced permanently by such amount. If such net proceeds are sufficient to repay all outstanding amounts due under this Note in full, then this Note shall be cancelled.

So long as this Note shall remain outstanding, the obligor agrees to deliver to the Bank:

(a) as soon as available and in any event within 90 days after the end of each fiscal year of obligor, a copy of the annual audited report for such fiscal year for the obligor and its subsidiaries, containing a consolidated balance sheet of the obligor and its subsidiaries as of the end of such fiscal year and the related consolidated statements of income, stockholders' equity and cash flows (together with all footnotes thereto) of the obligor and its subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and reported on by Arthur Andersen, LLP or other independent public accountants of nationally recognized standing (without a "going concern" or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the obligor and its subsidiaries for such fiscal year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b) as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the obligor, an unaudited consolidated balance sheet of the obligor and its subsidiaries as of the end of such fiscal quarter and the related unaudited consolidated statements of income and cash flows of the obligor and its subsidiaries for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of obligor's previous fiscal year, all certified by the chief financial officer or treasurer of the obligor as presenting fairly in all material respects the financial condition and results of operations of the obligor and its subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or treasurer, (i) setting forth in reasonable detail the calculations necessary to demonstrate compliance with the financial covenants set forth above and (ii) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which the obligor has taken or proposes to take with respect thereto.

This note shall immediately mature and become due and payable, without notice or demand, upon the filing of any petition or the commencement of any proceeding by the obligor for relief under any bankruptcy or insolvency laws, or any law relating to the relief of debtors, readjustment of indebtedness, debtor reorganization, or composition or extension of debt. Furthermore, this note shall, at the option of the Bank, immediately mature and become due and payable, without notice or demand, upon the happening of any one or more of the following events : (1) nonpayment on the due date of any amount due hereunder (including any mandatory prepayment required upon any asset securitization); (2) failure of the obligor to observe or perform any other covenant or condition in this note; (3) failure of the obligor to pay when due any other amounts due to the Bank or to observe or perform any covenant or condition relating thereto or required in connection therewith; (4) failure of the obligor to pay when due any amount owed another creditor under a written agreement calling for the payment of money; (5) the obligor shall merge or consolidate with any other person or shall sell all or substantially all of its assets to another person; (6) the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the obligor to any Person or "group" (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or "group" (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 30% or more of the outstanding shares of the voting stock of the obligor; or (iii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the obligor by Persons who were neither (A) nominated by the current board of directors or (B) appointed by directors so nominated ( a "Change of Control"); (7) a reasonable belief on the part of the Bank that the obligor is unable to pay his obligations when due or is otherwise insolvent; (8) the filing of any petition or the commencement of any proceeding against the obligor for relief under bankruptcy or insolvency laws, or any law relating to the relief of debtors, readjustment of indebtedness, debtor reorganization, or composition or extension of debt, which petition or proceeding is not dismissed within 60 days of the date of filing thereof; (9) the suspension of the transaction of the usual business of the obligor, or the dissolution, liquidation or transfer to another party of a significant portion of the assets of the obligor; (10) a reasonable belief on the part of the Bank that the obligor has made a false representation or warranty in connection with any loan by or other transaction with any lender (including without limitation the Bank), lessor or other creditor; (11) the issuance or filing of any levy, attachment, garnishment, or lien against the property of the obligor which is not discharged within 15 days; (12) the failure of the obligor to satisfy immediately any final judgment, penalty or fine imposed by a court or administrative agency of any government; (13) failure of the obligor to furnish the financial information and/or the compliance certificate required hereunder or to permit inspection by the Bank's officers and/or agents of any books or records of the obligor or any of its subsidiaries; or (14) any other act or circumstance leading the Bank to deem itself insecure.

The failure or forbearance of the Bank to exercise any right hereunder, or otherwise granted by law or another agreement, shall not affect or release the liability of the obligor, and shall not constitute a waiver of such right unless so stated by the Bank in writing. The obligor agrees that the Bank shall have no responsibility for the collection or protection of any property securing this note, and expressly consents that the Bank may from time to time, without notice, extend the time for payment of this note, or any part thereof, waive its rights with respect to any property or indebtedness, and release any other person from liability, without releasing the obligor from any liability to the Bank. This note is governed by Georgia law.

The term "Prime Rate", if used herein, shall mean that rate of interest designated by Bank from time to time as its "Prime Rate" which rate is not necessarily the Bank's best rate. The principal of this note will be disbursed in accordance with the following disbursement provisions: prior to maturity, in two or more disbursements which in the aggregate will at no time exceed the principal amount of this note set forth above. Such disbursements will be made at the sole discretion of the Bank unless the Bank has otherwise specifically made a legally binding written commitment to make disbursements hereunder. The principal disbursed pursuant to this paragraph may be repaid in whole or in part prior to maturity (subject to any break funding costs determined in accordance herewith) and, if so repaid, may be again borrowed and repaid from time to time prior to maturity. The principal so disbursed will be repaid at maturity or as otherwise provided in this note. The repayment of any principal disbursed hereto shall not affect the enforceability of this note as to any future or other disbursements made hereunder.

This note replaces, restates and amends the promissory note dated August 18, 2000 (the "Existing Note"); provided that this note does not constitute, and it is express intent of the obligor and the Bank that this note does not effect, a novation of the existing indebtedness and liabilities of the obligor under the Existing Note. Such indebtedness and liabilities continue to be outstanding and shall be evidenced, and incurred pursuant to, this note upon its execution and delivery by the obligor.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

PRESENTMENT AND NOTICE OF DISHONOR ARE HEREBY WAIVED BY THE OBLIGOR

ADDRESS:

222 Piedmont Avenue

Atlanta, Georgia 30308 OXFORD INDUSTRIES, INC.

By ___________________________

Name: J. Reese Lanier, Jr.

Title: Treasurer

Attested By _______________________

Name: Thomas C. Chubb III

Title: Secretary

[CORPORATE SEAL]

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